FOR IMMEDIATE RELEASE

ROCHESTER MEDICAL CORPORATION TO BE AWARDED INNOVATIVE TECHNOLOGY CONTRACT BY NOVATION

Stewartville, MN August 6, 2007

Rochester Medical Corporation (NASDAQ: ROCM) today announced that Novation, L.L.C. and the Company have reached a settlement Agreement under which the Company will dismiss Novation from the litigation which Rochester Medical filed on March 16, 2004 against C.R. Bard, Inc.; TYCO International (US) Inc.; Novation, L.L.C.; and Premier Purchasing Partners, L.P.

Under the Agreement, Novation is awarding Rochester Medical Corporation an Innovative Technology Contract for its urological catheter products and related accessories, including the Company’s advanced Infection Control catheters; and Rochester Medical is dismissing Novation from the litigation with prejudice.

Rochester Medical has previously announced settlements with other defendants in the case, and litigation continues against the remaining defendant TYCO. The case is now scheduled for trial in February 2008.

Novation provides contracting services to more than 2,500 members of VHA, Inc. and the University HealthSystem Consortium (UHC) and nearly 9,000 members of Provista (formerly HPPI). In 2006, VHA, UHC and Provista members used Novation and alliance contracts to make $31.6 billion in contract purchases. The Innovative Technology contract being awarded to Rochester Medical has a three year term from the effective date of September 1, 2007.

Commenting on the announcement, Company CEO and President Anthony J. Conway said, “This is very good news. I believe this contract provides significant opportunity for Rochester Medical to present new choices for advanced urological products to hospitals participating on Novation’s contracts. These products offer unique and important benefits to clinicians and patients, particularly in helping to control infections. We are very proud to be offering our innovative technology via the new Novation contract.

“We look forward to building a solid and trusting relationship with Novation and the members it serves. I believe that the relationship is off to a very good start, and we also believe this new contract will bring important benefits to our organizations, hospitals and patients.”

Rochester Medical Corporation develops, manufactures and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.